COMMISSION

   You will receive three types of commission payments from Global Travel
                               International,
                   ARC AND NON-ARC PAYMENTS AND REFERRALS.

ARC COMMISSION
ARC commission payments include most airline only reservations and some inclusive tour bookings. These commission payments will be made to you 30 days after the end of the month in which final payment was received. For example, if you or your client purchases two round trip tickets from GTI on March 5th, your commission payment will be sent to you on April 30th.

NON-ARC COMMISSION
NON-ARC commission payments include tours, hotels, car rentals, cruises, and airlines such as Southwest, AirTran, Jet Blue, Vanguard, and Spirit. These payments will be made to you 30 days after the end of the month in which final payment was received by the supplier. These suppliers typically pay commissions 60 to 90 days from the last date of travel. For example, you or your client stay at the Hyatt Regency on March 15 and checkout on March 20th. If we receive the commission on May 25, your commission check will be issued June 30.

                   COMMISSION LEVELS ARE PAID AS FOLLOWS:

HOTELS - 50% of what GTI receives (up to 10%) - For Example: If you or your client stay in a hotel and the nightly room rate is $100.00, GTI will receive $10.00 per night; you will receive $5.00 per night. PLEASE NOTE, if you or your client are on a convention rate or you are traveling on a travel agent discount rate, you will NOT receive a commission because these rates have been discounted by the hotel.

CARS - 50% of what GTI receives (up to 10%) - For Example: If you or your client rent a car for $50.00 a day, GTI will receive $5.00 per day; you will receive $2.50 per day. PLEASE NOTE, if you are receiving a travel agent discount rate, you will NOT receive a commission because this rate has been discounted for you by the car rental company.
**Some car rental companies pay GTI 5% for corporate rate rentals which we would then split with you.

CRUISE/TOURS - 50% of what GTI receives (up to 10%) - For Example: If you or your client take a cruise/tour for $5,000.00, GTI will receive $500.00; you will receive $250.00.

                            AIR ONLY RESERVATIONS

AIR ONLY TRAVEL THAT IS NOT PART OF A CRUISE/TOUR PACKAGE IS PAID AS FOLLOWS
- 10% of what GTI receives (up to 8%). For example: an airline ticket for $500.00, exclusive of any taxes, GTI will receive $40.00; you will receive $4.00.

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AIR TRAVEL RESERVATIONS BOOKED THROUGH GlobalTravel.com ARE PAID AS FOLLOWS -
25% of what GTI receives (subject to airline commission rates). For example: on an airline ticket for $500.00, exclusive of any taxes, if GTI receives $40.00 in commission; you will receive $10.00.

                       MEMBERSHIP REFERRAL COMMISSIONS

REFERRAL COMMISSION FROM THE SALE OF THE GTI TRAVEL AGENT PROGRAM OR THE TRAVEL ASSET HOTEL DIRECTORY ARE PAID AS FOLLOWS - 1) 20% of the initial membership fees, net of refunds and exclusive of charges for shipping and handling. 2) 20% of the renewal membership fees, net of refunds and exclusive of charges for shipping and handling. All membership referral commissions shall be paid approximately 30 days after the end of the month in which those membership fees are received by GTI.

  PLEASE NOTE: For all travel NOT booked through GTI, you MUST complete and submit a commission tracking form to the Accounting Department within 30 days of end of travel in order to receive commission payment.